Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Stephen P. Hall
Chief Financial Officer
336-290-8721

TriPath Imaging Reports EPS of $ 0.02 in First Quarter of 2005

25% Increase in Revenues Drove $ 1.8 Million Improvement in Net Income from Q1 2004
World Wide Sales of SurePathTM Reagents and Disposable Sales Increased 31%
Number of SurePathTM Tests Sold to Large Commercial Labs in U.S. Increased 144%

BURLINGTON, N.C., May 5, 2005 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported first quarter revenues of $19.3 million, a 25% increase from the first quarter of 2004, gross profit of $13.5 million, a 28% increase from the first quarter of 2004, and net income of $925,000 or $0.02 per share, a $1.8 million improvement from the net loss of $884,000 in the first quarter of 2004.

Worldwide sales of SurePathTM reagents and disposables increased 31% from the first quarter of 2004 and accounted for 78% of total revenues in the first quarter of 2005. Revenues generated from SurePath sales in the U.S. grew 33% from the first quarter of 2004 and were primarily driven by a 144% increase in SurePath tests sold to the large commercial laboratory segment. Sales of SurePath reagents and disposables outside the U.S. increased 24% from the first quarter of 2004. Revenues generated from the sale of molecular diagnostic products accounted for approximately 6% of growth from the first quarter of 2004.

Gross profit for the first quarter of 2005 increased 28% to $13.5 million, or 70% of sales, from $10.6 million, or 68% of sales, for the same period in 2004. Net income improved significantly to $925,000, or $0.02 per share, $1.8 million better than the net loss of $884,000, or $0.02 loss per share, in the first quarter of 2004.

Cash and cash equivalents at March 31, 2004 were $20.2 million. The Company generated cash in the first quarter of 2005 of an average of $433,000 per month, a $789,000 improvement when compared to a cash burn rate averaging $356,000 per month in the first quarter of 2004.

“Our results for the first quarter were outstanding,” said Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging, Inc. “Our performance in 2005 will depend on our ability to leverage the opportunities for growth that we created in 2004 as well as our ability to balance continued growth in revenues against our ongoing investments in research, development, marketing and selling programs that are directed at promoting both our near and long term growth. Thus far, given our performance in the first quarter, we are right on track.”

Dr. Sohmer continued, “As expected our growth in revenues was primarily driven by the sale of SurePath reagents and disposables. Particularly noteworthy is the extent to which we continue to increase our penetration of the large commercial laboratory segment in the U.S. In addition, we continued to grow outside the U.S. as reagent and disposable sales grew 29% in Canada, 24% in Asia, and 19% in Europe from the first quarter of 2004.”

Dr. Sohmer concluded, “Looking ahead, we expect to continue to drive revenues generated from the sale of the SurePath liquid based Pap test by further leveraging our growing relationship with the large commercial laboratories and our momentum outside the U.S. We expect to accelerate the revenue growth generated from the sale of our molecular diagnostic products as we introduce an array of products in the U.S. and abroad this quarter. We will also continue to set the table for 2006 and beyond as we prepare for clinical trials for our cervical screening and breast staging assays and finalize our ovarian cancer marker selection process in anticipation of a second half release of research use only reagents for ovarian cancer screening.”

Conference Call Details

TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET to discuss the Company’s fourth quarter and year-end financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until May 12, 2005. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 5840221. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to our expected 2005 performance drivers, planned product introductions, the anticipated launch of VIAS, product development efforts and our continued growth. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; TriPath Imaging may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects while maintaining its business within its traditional customer base, and may not achieve revenues to the degree expected from the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanding sales and marketing presence may not have the expected impact; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; expenses may exceed expectations and TriPath Imaging may not maintain profitability; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Oncology and its collaborators may not prioritize or launch products as or when expected; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2004.

—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended
	March 31,
	2005	2004
Revenues	$19,327	$15,510
Cost of revenues	5,779	4,912

Gross Profit	13,548	10,598

Operating expenses:
Research and development	3,129	2,334
Regulatory	752	1,074
Selling and marketing	4,942	4,929
General and administrative	3,895	3,222

	12,718	11,559

Operating income/(loss)	830	(961)
Interest income	100	83
Interest expense	(5)	(6)

Net income/(loss)	$925	$(884)

Earnings/ (loss) per common share
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)

Weighted-average common shares outstanding
Basic	38,155	37,899
Diluted	39,258	37,899

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2005	2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$20,247	$18,949
Accounts receivable	15,072	13,643
Inventory	10,877	10,723
Other current assets	2,169	1,582

Total current assets	48,365	44,897

Customer-use assets	7,511	7,688
Property and equipment	3,288	3,290
Other assets	3,498	3,777
Intangible assets	7,671	7,882

Total assets	$70,333	$67,534

Liabilities and stockholders’ equity
Current liabilities and deferred revenue	$10,845	$8,988
Long-term liabilities	—	-

Total liabilities	10,845	8,988

Stockholders’ equity:
Common stock and additional paid-in capital	290,639	290,495
Deferred compensation	(8)	(11)
Accumulated other comprehensive income	347	477
Accumulated deficit	(231,490)	(232,415)

Total stockholders’ equity	59,488	58,546

Total liabilities and stockholders’ equity	$70,333	$67,534

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